Timberline Resources Reports $2.54 Million in Quarterly Revenue

August 28, 2006 – Coeur d’Alene – Timberline Resources Corporation (“Timberline”) (OTCBB:TBLC) today announced financial results for its fiscal third quarter, reporting revenues of $2.54 million.  It was Timberline’s first full fiscal quarter since acquiring its contract drilling subsidiary, Kettle Drilling, Inc. (“Kettle”) earlier this year.  For the quarter, Kettle achieved the highest sales figure ever recorded in its 10-year history and accounted for all of Timberline’s revenue.  Net of business investments, exploration work, and financing activities, Timberline reported a third quarter loss of $0.20 million.

Timberline Chairman and CEO John Swallow commented, “We are very pleased with these results.  As planned, cash flow from drilling operations has been reinvested into the drilling business and deployed toward high-potential mineral exploration ventures, including due diligence efforts and down payments for our East Camp Douglas and Long Canyon gold properties.  We were also able to pay down about $300,000 of the $800,000 that we borrowed to finance the Kettle acquisition.  Furthermore, with commodity prices still incredibly strong and the drilling business correspondingly robust, we are confident that the well-established trend of increasing revenue and cash flow at Kettle will continue for the foreseeable future.”

Significant business developments at Kettle thus far this year include:

•

The establishment of a significant presence in Mexico through Kettle’s wholly-owned subsidiary, World Wide Exploration, S.A. de C.V., which generated record revenues in the last fiscal quarter.

•

The purchase of three new drill rigs, including U8PHC and U6PHC multi-application drills and a CS14 core drill, capable of “H” rod holes 2,695 feet deep.  Several support vehicles have also been purchased.

•

The hire of Mark Church as General Manager and Bill Higgins for Purchasing and Cost Control as a means to strengthen its leadership team and enable its continued expansion.

•

The upgrade of its employee benefit programs, particularly in the areas of medical and retirement plans, to reward and retain its highly-skilled workforce.  Employee safety programs have also been enhanced.

Kettle provides drilling services to mining and exploration companies throughout North America, combining state of the art equipment, world-class technical expertise, innovative thinking, and an impeccable safety record.

Timberline also announced today the launch of its new corporate website.  The Company wishes to invite its current and future shareholders to visit the new site at www.timberline-resources.com.

Timberline’s full quarterly report can be viewed at the Timberline website or at the SEC website, www.sec.gov.

Timberline Resources Corporation is a unique, growth-oriented company that combines positive cash flow from its ownership of Kettle Drilling, Inc. with "blue sky" upside from its mineral exploration division. Timberline is a fully-reporting company with fewer than 20 million shares outstanding. Its common stock is quoted on the OTC Market under the symbol "TBLC."

Certain statements contained in this press release are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are based on beliefs of management as well as assumptions made by and information currently available to management.  Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from expected results.

Contact Information:

John Swallow

Chairman & CEO

Phone: (208) 664-4859

www.timberline-resources.com